Exhibit 10-CC-1
Terms and Conditions of Stock Option Agreement (Nonqualified Option)
(Regular Option Granted to Alan Mulally on
September 1, 2006 Covering 3,000,000 Shares)
Addition to Article 1 of the Terms and Conditions
“Notwithstanding anything contained herein, in the Agreement or in the Features and Highlights of Your Stock Options booklet to the contrary, the vesting requirements for your Option granted on September 1, 2006 covering 3,000,000 shares of Ford common stock will be removed in the event the Company terminates your employment for reasons other than “for cause” during the first five years of your employment or if there is a “Change of Control” of the Company during the first five years of your employment accompanied by a termination of your employment for “Good Reason”, as more fully described in the employment offer letter from Bill Ford to you dated August 29, 2006 and accepted by you on September 1, 2006.”
Terms and Conditions of Stock Option Agreement (Nonqualified Option)
(Performance-Based Option Granted to Alan Mulally
on September 1, 2006 Covering 1,000,000 Shares)
Addition to Terms and Conditions
“Notwithstanding anything contained herein, in the Agreement or in the Features and Highlights of Your Stock Options booklet to the contrary, your performance-based Option granted on September 1, 2006 covering 1,000,000 shares of Ford common stock has a five year term and vesting will be based solely on the closing price of Ford common stock on the New York Stock Exchange trading regular way reaching certain thresholds that are maintained for at least 30 consecutive trading days, as more fully described in the employment offer letter from Bill Ford to you dated August 29, 2006 and accepted by you on September 1, 2006.”